Exhibit 10.1
AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is dated the ___ day of November, 2007, by and between REALVEST-MONROE COMMERCENTER, L.L.C, a Florida limited liability company (“Seller”), and CORNERSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”).

RECITALS:

Seller will be the owner of all the membership interests (the “Interests”) of COP-Monroe North, LLC, a Florida limited liability company (the “LLC Owner”).  As of the Closing (defined herein) the LLC Owner will own the Property (as defined herein) located in Seminole County, Florida, consisting of two (2) warehouse buildings that total approximately 181,348 RSF.

Purchaser and Seller desire to set forth their agreements concerning the terms and conditions pursuant to which Seller will sell to Purchaser and Purchaser will buy from Seller the Interests.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PROPERTY/PURCHASE PRICE

1.1           Property.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Interests.  As of the Closing, the LLC Owner will own the following property (collectively, the “Property”):

(a)           The real property described in Exhibit “A” attached hereto and made a part hereof (the “Real Property”), together with (i) all improvements located thereon, including, without limitation, all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Real Property (collectively, the “Improvements”), and (ii) all other rights, benefits, privileges, easements, tenements, hereditaments and appurtenances, if any, thereon or in any way appertaining to the Real Property and being included within the definition thereof.

(b)           All leases (including any amendments thereto) of warehouses on the Real Property, including leases which may be executed by Seller and/or the LLC Owner after the date hereof and prior to Closing, pursuant to the terms and conditions of this Agreement (collectively, the “Leases”). A rent roll of the Leases affecting the Property or any part thereof (such summary being referred to in this Agreement as the “Rent Roll”) is attached to this Agreement as Exhibit “B” and made a part hereof.

(c)           All equipment, machinery, appliances, furniture, furnishings, and other tangible personal property owned by Seller and/or the LLC Owner, now or hereafter located in the Property and used in connection with the ownership or operation of the Real Property or the business conducted thereon (collectively, the “Tangible Personal Property”).  A list of the Tangible Personal Property items with a value exceeding One Hundred Dollars $100.00 is attached hereto as Exhibit “C”.

(d)           A nonexclusive right to the use of the name “Monroe CommerCenter” in connection with the Property, permits, warranties, guaranties, and all other intangible property used in the ownership or operation of the Real Property or the business conducted thereon (collectively, the “Intangible Personal Property”).

(e)           The following assets are excluded from this transaction and will be retained by Seller:  Utility deposits.

1.2.           Purchase Price.  The purchase price for the Interests (the “Purchase Price”) is FIFTEEN MILLION SIX HUNDRED SEVENTY FIVE THOUSAND AND NO/100 DOLLARS ($15,675,000.00), to be paid as follows:  (a) the Earnest Money Deposit (as defined herein) and (b) the balance of the Purchase Price payable at Closing or any extension thereof in immediately available U.S. funds.

1.3.           Earnest Money Deposit.

(a)           The “Effective Date” shall mean the date Purchaser receives a fully executed counterpart of this Agreement.  Within three (3) business days after the Effective Date, Purchaser shall deposit with Land America Title Company, Attention Lance Capel, 1920 Main Street, Suite 1200, Irvine, California 92614, (949) 930-9323 (“Escrow Agent”) by wire transfer of immediately available U.S. funds to be held by the Escrow Agent, the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) as earnest money deposit (such amount and all interest earned thereon is referred to herein as the “Initial Earnest Money Deposit”).  The Initial Earnest Money Deposit shall entitle Purchaser to inspect the Real Property and Personal Property for a period from the Effective Date until January 15, 2008 under the terms of Article 2 (the “Inspection Period”).  If Purchaser does not terminate this Agreement on or prior to the end of the Inspection Period, Purchaser shall deposit with Escrow Agent an additional ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (such amount and all interest earned thereon is referred to herein as the “Additional Earnest Money Deposit”) in cash to be held and disbursed by Escrow Agent in accordance with the remaining provisions of this Agreement.  The Initial Earnest Money Deposit and the Additional Earnest Money Deposit are referred to herein collectively as the "Earnest Money Deposit."

(b)           The Earnest Money Deposit shall be deposited by Escrow Agent in an interest bearing escrow account at an independent financial institution located in Florida (which account the parties acknowledge and agree is not insured by the FDIC or otherwise for amounts in excess of $100,000.00).  At the Closing, the Earnest Money Deposit shall be credited to the Purchase Price payable by Purchaser to Seller.  In connection with Purchaser’s deposit of the Earnest Money Deposit with Escrow Agent, the parties acknowledge and agree that:

(i)           Escrow Agent shall hold possession of, keep, deliver and dispose of the Earnest Money Deposit subject to the terms and conditions of this Agreement and shall otherwise deal with the parties hereto fairly and impartially according to the intent of the parties as herein expressed; provided, however, that Escrow Agent shall not be deemed to be a party to this Agreement except for its obligations hereunder as Escrow Agent for the purposes of holding the Earnest Money Deposit and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution or validity of any written instructions, certificates or any other documents received by it (provided the Escrow Agent shall at all times act in good faith in acting only on documents which it believes the signatures thereon genuine), nor as to the identity, authority or right of any persons (other than Escrow Agent) executing this Agreement (except in the event that Escrow Agent has a good faith reason to believe the identity, authority or right of any persons is not genuine).  Escrow Agent shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefor.

(ii)           Escrow Agent shall not at any time be held liable for actions taken or omitted to be taken in good faith and without gross negligence.  Seller and Purchaser agree to save and hold Escrow Agent harmless from and against any and all losses, claims or demands arising out of its actions hereunder and hereby agree to indemnify Escrow Agent from any such losses, claims or demands arising out of its activities hereunder as the holder of the Earnest Money Deposit.

(iii)           It is further understood and agreed by Seller and Purchaser that if, as a result of any disagreement between them or adverse claims and demands being made by any of them upon Escrow Agent, or if Escrow Agent otherwise shall become involved in any litigation with respect to the disbursement of the Earnest Money Deposit, such parties agree that they, jointly and severally, are and shall be liable to Escrow Agent and shall reimburse Escrow Agent on demand for all costs, expenses and counsel fees it shall incur or be compelled to pay by reason of such litigation.

(iv)           In taking or omitting to take any action whatsoever hereunder with respect to the disbursement of the Earnest Money Deposit, Escrow Agent shall be protected in relying upon any notice, paper or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall Escrow Agent be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or bad faith.  Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without gross negligence in accordance with the advice of such counsel.

(c)           If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing or any extension thereof, the Earnest Money Deposit shall be delivered by Escrow Agent to Seller as payment toward the Purchase Price.

ARTICLE 2

INSPECTION

2.1.           Inspection Period.  Purchaser shall have a period from the Effective Date until January 15, 2008 (the “Inspection Period”) in which to inspect the Seller's records and the Property.  The Inspection Period shall commence on the Effective Date and shall terminate at 5:00 p.m. Eastern Standard Time on January 15, 2008.  During the Inspection Period, Purchaser may employ engineers to inspect the Property and to conduct surveys, tests, studies, soils/environmental hazardous waste studies and termite and pest infestation studies thereon and any other studies, tests and surveys contemplated by this Agreement and otherwise as may be necessary or required in determining that the Improvements have been built in a good and workmanlike manner and that the Property and the Due Diligence Documents are in all respects satisfactory to Purchaser, in its sole discretion.  Purchaser shall have the right at its sole expense, within the same period to inspect the Property and the Due Diligence Documents to satisfy itself that the physical condition of the Property and the Due Diligence Documents are acceptable to it.  It is specifically understood and agreed that, within the Inspection Period, Purchaser may approve or disapprove of the Property and/or the Due Diligence Documents for any reason whatsoever; however, the Earnest Money Deposit shall be governed by Section 1.3; provided further, however, in the event Purchaser determines to terminate this transaction within the Inspection Period, the Earnest Money Deposit shall be returned to Purchaser.

If, for any reason, Purchaser, in its sole discretion, determines during the Inspection Period that the LLC Owner or the Property is unsuitable for its purposes, then at any time during the Inspection Period, Purchaser may notify Seller and Escrow Agent in writing that it has elected to terminate this transaction (such notice is referred to herein as the “Termination Notice”),  and the parties hereto shall be relieved of all remaining liabilities and obligations under this Agreement, except those that expressly survive hereunder. If the Termination Notice is not sent to the Seller and/or Escrow Agent prior to the end of the Inspection Period, this Agreement shall automatically continue.

No later than five (5) days following the Effective Date, Seller shall deliver or make available at the office of Seller copies of the Due Diligence Documents.  For purposes of this Agreement, the term “Due Diligence Documents” shall mean, collectively, the following (to the extent currently in the possession of Seller, the LLC Owner, or the management company for the Property):

(a)           The most current ALTA surveys of the Property (the “Survey”).

(b)           Electronic copies of all tenant leases, subleases and ground leases, including all amendments, currently in effect at the Property and all financial credit information for each tenant.

(c)           Copy of Seller’s owner’s title insurance policy for the Property.

(d)           Unaudited operating statements covering the Property for the past two (2) years.

(e)           The most recent version of the 2006 and 2007 operating budget for the Property.

(f)           Operating account bank statements for the past two (2) years.

(g)           A current rent roll for the Property is attached as Exhibit “B” to this Agreement.

(h)           Monthly utility bills or evidence of payment for utilities for the Property for the past twelve months.

(i)           All contracts and agreements affecting the Property, including without limitation, those pertaining to service, labor, construction, management, maintenance and brokerage.

(j)           Any as-built plans and specifications for the Property, including soil reports.

(k)           A list of all threatened, pending, or ongoing claims or lawsuits and all outstanding judgments relating to the Property, including without limitation, suits for nonpayment of rent or for the purpose of tenant eviction and all documents related thereto.

(l)           All policies of insurance evidencing all casualty, liability, and other insurance policies presently in effect with respect to the Property.

(m)           Any other reports, studies, tests, surveys, assessments or other materials pertaining to the ownership, operation or condition of the Property in Seller’s possession or reasonable control.

(n)           Property tax bills for 2005 and 2006.

(o)           All records pertaining to the LLC Owner.

(p)           All building reports, environmental reports, structural reports, site plans, floor plans and engineering data that seller has in its possession.

(q)           All advertising, marketing, collateral material and/or promotional programs being utilized by the Property (including computer artwork, ad layouts, etc.) in paper format.

(r)           All roof warranties.

(s)           Aging receivables report for the current year and last three calendar years.

(t)           Copy of easement for right of way access to the Monroe IV Commercial Condominiums located at 4240 Church Street, Sanford, Florida.

2.2.           Estoppel Certificates.  During the Inspection Period, Seller shall deliver to Buyer estoppel certificates with respect to the Leases from tenants leasing no less than 85% of the space in the Property ("Estoppel Certificates"). The Estoppel Certificates shall be in form attached hereto as Exhibit "D" and shall not disclose the existence of any default under the Leases and shall contain information that is consistent with and confirms (a) the terms of the Leases, (b) the information contained in the rent rolls delivered by Seller to Purchaser, and (c) the information contained in the account receivable aging report of the Property delivered by Seller to Purchaser.  Seller shall deliver copies of the Estoppel Certificates promptly after their receipt from any tenant.

2.3.           Return of Documentation/Confidentiality.  If, for any reason, this Agreement is terminated, Purchaser covenants and agrees (a) to return to Seller, within five (5) days of date of termination, any and all Due Diligence Documents provided to Purchaser and any of the other information provided to Purchaser by Seller or Seller’s management company pursuant to this Agreement and (b) that any and all of the Due Diligence Documents provided to Purchaser or any other information provided to or obtained by Purchaser pursuant to this Agreement shall be and remain privileged and confidential information which shall not be disclosed, reproduced, quoted from or otherwise disseminated, in whole or in part, except as necessary for purposes of evaluating the Property, making required regulatory disclosures, and consummating this transaction to Purchaser’s officers, directors, shareholders, partners, members, attorneys, accountants, employees, contractors, and lenders, without the express prior consent of Seller or as may otherwise be required by any court order or any law, rule or regulation of any governmental authority having jurisdiction over Purchaser or the Property.  The liabilities and obligations under this Section 2.3 will survive any termination or cancellation of this Agreement.

2.4.           Inspection Indemnity.  Purchaser shall indemnify and hold Seller harmless for, from and against any and all losses, defaults, liabilities, causes of action, demands, claims, damage or expenses of every kind including, without limitation, reasonable attorneys' fees and court costs, arising as a result of each of Purchaser's inspections ("Inspection Indemnity"). Purchaser shall, at Purchaser‘s expense, repair all damages to the Property resulting from the inspections and return the Property to the condition it was in prior to the inspections. The Inspection Indemnity and the obligation to repair damages shall survive any termination or cancellation of this Agreement.

ARTICLE 3

TITLE REVIEW: TITLE COSTS

3.1.           Status of Title.  At Closing, Seller shall convey to Purchaser the Interests. Seller shall demonstrate to Purchaser’s reasonable satisfaction that the entire fee simple estate in and to the Property has been conveyed to the LLC Owner by special warranty deed (the “Deed”), subject only to (a) those covenants, conditions and restrictions and other exceptions to title of record  which are reviewed and approved by Purchaser as provided below, (b) the lien of general real estate taxes for the current year and subsequent years which are not yet due and payable, and (c) the Leases (hereinafter collectively referred to as the “Permitted Exceptions”), and (d) any mortgage or other lien to be paid out of proceeds at closing.

3.2.           Title Documents. Within ten (10) business days after the Effective Date, Purchaser shall obtain a title insurance commitment, together with legible copies of all documents referenced therein, (the “Title Commitment”) issued by Land America Title Company (“Title Company”).

3.3.           Survey.  Purchaser may, at its option and expense, cause the Survey to be updated, reissued and certified to the LLC Owner, Seller, Purchaser, Title Company and any other party Purchaser may request.  The Survey, as so updated, reissued and certified, shall hereinafter be referred to as the “Updated Survey.”

3.4.           Title Defects.  Purchaser agrees to notify Seller in writing on or before expiration of the Inspection Period of those items in the Title Commitment that are not acceptable to Purchaser.  If Purchaser has not so notified Seller on or before expiration of the Inspection Period, Purchaser shall be deemed to have approved Seller’s title.  Seller shall have ten (10) days from the date of Purchaser’s notice to have each unacceptable exception removed, insured over or corrected, in each case to the reasonable satisfaction of Purchaser (each, an “Acceptable Title Resolution”).  If within the time specified Seller fails to provide an Acceptable Title Resolution for each such unacceptable exception, Purchaser may elect to either: (a) terminate this Agreement and immediately receive from Escrow Agent the Earnest Money Deposit; or (b) elect to accept title to the Property subject to such unacceptable exception, in which event the unacceptable exception shall be considered a Permitted Exception.  If Purchaser fails to make either of such election, Purchaser shall be deemed to have elected option (a).

3.5.           Premium.  Seller shall pay the premium for the “standard” ALTA title insurance coverage, less a twenty-five percent (25%) Butler rebate; Purchaser shall pay the additional premium to obtain “extended” ALTA title insurance coverage and any endorsements.

3.6.           Condition.  Purchaser’s obligation to consummate the purchase is conditioned upon the irrevocable commitment by the Title Company to issue a title insurance policy at Closing, in the form, and subject only to the Permitted Exceptions reasonably approved by Purchaser.  If this condition cannot be satisfied, Purchaser may terminate this Agreement and obtain a refund of the Earnest Money Deposit.

ARTICLE 4

OPERATIONS PRIOR TO CLOSING

4.1.           Leasing. During the Inspection Period, Seller shall provide Purchaser with copies of any new leases entered into between Seller or the LLC Owner and a tenant.  Subsequent to the inspection period, Seller will not amend, terminate, waive any default under, grant concessions regarding, or enter into any Lease without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Purchaser’s failure to respond to any request by Seller within five (5) days after Seller’s notice of request shall be considered a grant of consent.

4.2.           Service Contracts.  Without the prior written consent of Purchaser, neither Seller nor the LLC Owner may renew any existing service contract that is not cancelable by Seller upon 30 days’ notice, except that, as of Closing, Seller shall terminate all management contracts affecting the Property.

ARTICLE 5

CLOSING

5.1.           Closing Date.  The consummation of the transaction contemplated herein (the “Closing”) shall occur on January 30, 2008 (the “Closing Date”) by way of an escrow closing or at such location to which the parties may mutually agree in writing.

5.2.           Seller’s Deliveries.  Prior to or at Closing, Seller shall deliver or cause to be delivered to Title Company a copy of each of the following (the original of each in form and substance acceptable to Title Company to be executed (if necessary) and delivered at Closing):

(a)           Assignment of Interests.  An Assignment of Interests (“Assignment of Interests”) executed and acknowledged by Seller, vesting in Purchaser all rights, titles and interests in the Interests.

(b)           Deed.  The Deed conveying to the LLC Owner good and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions;

(c)           Assignment of Leases.  An Assignment of Leases (the “Assignment of Leases”), executed and acknowledged by Seller, vesting in the LLC Owner all right, title and interest of the landlord under the Leases and all tenant security deposits;

(d)           Bill of Sale.  A Bill of Sale executed and acknowledged by Seller, transferring and assigning to the LLC Owner the Tangible Personal Property;

(e)           FIRPTA.  A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(f)            Tenant Notice.  A letter advising tenants under the Leases of the change in ownership of the Property and directing them to pay rent to the LLC Owner or as Purchaser may direct;

(g)           Affidavits, Etc.  Any and all affidavits, certificates or other documents required by Title Company in order to cause Title Company to issue the Title Policy in the form and condition required by this Agreement;

(h)           Authority.  Evidence of existence, organization and authority of Seller and the LLC Owner and the authority of the party executing documents on behalf of Seller and the LLC Owner reasonably satisfactory to Title Company;

(i)            Certification.  A certification of the current Rent Roll, as being true and correct in all material respects.

(j)            Additional Documents.  Any additional documents necessary in order to perfect the conveyance, transfer and assignment of the Interests to Purchaser and the Property to the LLC Owner as contemplated by this Agreement.

5.3.           Purchaser’s Deliveries.  At the Closing, Purchaser shall deliver the following:

(a)           Purchase Price and Other Purchaser Payment Obligations.  The Purchase Price, less the Earnest Money Deposit, plus or minus applicable prorations, credits and charges, shall be deposited by Purchaser with Title Company no later than noon Eastern Standard/Daylight Savings Time on the Closing Date, or any extension thereof, in immediately available U.S. funds wired or credited into such account as Title Company may designate;

(b)           Authority.  Evidence of existence, organization and authority of Purchaser and the authority of the party executing documents on behalf of Purchaser reasonably satisfactory to Title Company;

(c)           Assignment Document.  Executed counterpart of the Assignment of Interests; and

(d)         Additional Documents.  Any additional documents necessary in order to perfect the conveyance, transfer and assignment of the Interests to Purchaser as contemplated by this Agreement.

5.4.           Closing Statement.  Title Company shall act as the closing agent for the transaction and shall prepare and deliver to Seller and Purchaser prior to Closing for review and approval a closing statement (the “Closing Statement”) consistent with the terms of this Agreement, and which prorates, adjusts, credits and debits the Purchase Price by those items listed in Article 1 and Article 6 of this Agreement, together with all underlying and supporting documentation used to compute said prorations.  The Closing Statement shall be executed by Seller and Purchaser.

5.5.           Possession.  Seller shall deliver possession of the Property to the LLC Owner no later than the Closing subject only to the Permitted Exceptions.

5.6.           Termination of Property Management.  At Closing, Seller shall provide evidence to Purchaser that all management contracts affecting the Property, if any, are terminated effective as of the Closing Date, or any extension thereof, unless waived by Purchaser.

5.7.           Delivery of Books and Records.  Upon the Closing, Seller shall make or cause to be made available at the Property any and all of the following which are in Seller’s or its property manager’s possession or control: the original Leases, receipts for deposits and unpaid bills, keys, specifications, the working drawings for all Improvements, if any, and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, construction drawings, soil tests, complete warranty book including all contractors and subcontractors and all other documentation concerning all or any part of the Property, including any such documentation contemplated by Section 1.1 hereof.

5.8.           Close of Escrow.  Upon satisfaction or completion of the foregoing conditions and deliveries and performance by each party of its obligations required to be performed during the pendency of this Agreement and/or at the Closing, the parties shall direct Escrow Agent to deliver the Earnest Money Deposit to Title Company and direct Title Company pursuant to their escrow instructions to immediately record and deliver the documents described above to the appropriate parties and make the disbursements according to the Closing Statement.

ARTICLE 6

PRORATIONS/OTHER ALLOCATIONS AND DELIVERIES/COMMISSIONS

6.1.           Prorations.  Notwithstanding the purchase and sale of the Interests, the items set forth below shall be apportioned and prorated between Seller and Purchaser in regard to the Property as of the close of the day immediately preceding the Closing Date or any extension thereof.  The parties shall endeavor to compute or estimate all closing adjustments prior to the Closing Date, or any extension thereof.

(a)           Taxes and Assessments.  General real estate and personal property taxes and assessments imposed by all governmental authorities having jurisdiction over the Property (collectively, “Taxes”) and any assessments by private covenant constituting a lien or charge on the Property for the then-current calendar year or other current tax period not yet due and payable shall be prorated at the Closing.  Notwithstanding anything herein to the contrary, in no event shall Purchaser have any liability for documentary stamp taxes, if any, due in connection with the transactions contemplated hereby except for any documentary stamp taxes required for any loans obtained by Purchaser.

 (b)           Rentals.  Rentals and any other charges receivable (including expenses incurred pursuant to said Leases) under the Leases in effect at Closing, as evidenced by the Updated Rent Roll (except as otherwise provided herein), paid prior to Closing and allocable in whole or in part to any period following the Closing shall be credited to Purchaser to the extent so allocable and if allocable in whole or in part to any period prior to the Closing shall be credited to Seller to the extent so allocable.  Rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted (“Delinquent Amounts”), but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected (but Purchaser shall not be required to take legal action for such amounts accruing prior to the Closing), and any rent received by Purchaser shall first be applied to the payment of any rent due for the current period, and excess amounts collected shall be applied to Delinquent Amounts, if any.  Purchaser may not waive any Delinquent Amounts or modify a Lease so as to reduce amounts or charges owed under Leases for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining the prior written consent of Seller.  With respect to Delinquent Amounts owed by tenants that are no longer tenants of the Property as of the date of Closing, Seller shall retain all rights relating thereto.  All security deposits or other deposits which Seller has the right to hold as of the date of Closing (including, without limitation, non-refundable cleaning fees) shall be assigned and transferred to Purchaser and Purchaser will assume and pay to respective tenants the amount of such deposits according to the Leases.

(c)           Utilities.  Utilities, including, without limitation, water, sewer, telephone, electric, gas and cable television, if any, shall be prorated at the Closing based upon the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices) unless final meter readings and final invoices can be obtained.  Seller shall endeavor to obtain meter readings on the Closing Date or any extension thereof.  Except to the extent utility bills are the direct obligation of individual tenants under the Leases, Seller shall be responsible for the payment of the utility bills for the period up to the Closing Date or any extension thereof and Purchaser shall pay the utility bills for the period subsequent thereto.  If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing.  If Seller has paid any utilities in advance, then Purchaser shall be charged its portion of such payment at Closing, provided, that such advance payment inures to the benefit of Purchaser.  Amounts on deposit with utility companies shall not be prorated; provided, however, that those amounts will be charged to Purchaser at Closing.

(d)           Fees and Charges Under Service Contracts.  Fees and charges under the Service Contracts being assigned to and assumed by Purchaser at the Closing, if any, shall be prorated on the basis of the periods to which such fees and charges relate.

(e)           Transfer Taxes.  Documentary stamp and any other transfer taxes payable on the Deed shall be paid by Seller.    Documentary stamp and any other transfer taxes payable on any loan obtained by Purchaser shall be paid by Purchaser.

(f)           Title and Survey.  All charges and fees for the Title Commitment, the Title Policy, and the Updated Survey shall be paid as set forth herein.

(g)           License and Permit Fees.  Any assignable license and permit fees shall be prorated at Closing on the basis of the period for which such fees relate.

(h)           Other.  Any other expenses of operation and similar items shall be prorated at Closing in a manner that is customary in connection with transactions similar to the transactions contemplated hereby.

(i)            Final Adjustment After Closing.  In the event that final bills cannot be issued for any charge prior to Closing, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as set forth herein, with final adjustment and any payment due to be made as soon as reasonably possible after the Closing.  Other than as set forth herein, all prorations shall be final.

6.2.           Tenant Deposits.  All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) reflected in the Leases assigned by Seller to the LLC Owner shall be transferred to Purchaser at Closing.  Seller shall indemnify and hold Purchaser harmless from and against any and all loss, cost, liability or expense incurred by Purchaser by reason of any security deposit paid by any tenant under any Lease (and interest thereon if required by law or contract) collected by Seller and not transferred to Purchaser at the Closing.  Purchaser shall indemnify and hold Seller harmless from and against any and all loss, cost, liability or expense incurred by Seller by reason of any tenant security deposit (and interest thereon if required by law or contract) transferred to Purchaser at the Closing.

6.3.           Commissions.  Seller and Purchaser represent and warrant each to the other that, except as stated below, they have not contacted any real estate broker, finder or similar person or executed an agreement with any real estate broker, sales person or finder in connection with this transaction.  Seller and Purchaser each agree to indemnify, defend and hold the other harmless from and against any and all loss, cost, liability or expense, including, without limitation, attorneys’ fees, suffered or incurred by the other party as a result of a claim or claims for brokerage commissions, finder’s fees or other similar fees from any party or firm which is based on the act or omission of the party in breach of the above representations and warranties.  The foregoing indemnities shall survive the Closing.  Seller has engaged Realvest Partners, Inc., d/b/a NAI Realvest, as a broker, and will compensate such entity in the event the Closing occurs.

6.4.           Inspection Costs.  All costs and expenses incurred by Purchaser in connection with the inspection of the Property and the review of the Due Diligence Documents pursuant to Article 2 hereof shall be paid solely by Purchaser.

6.5.           Attorneys’ Fees.  Except as provided in Section 10.16 hereof to the contrary, each party shall be responsible for paying its own attorneys’ fees and expenses in connection with the transactions contemplated by this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1.           Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser that:

(a)           The Seller is a limited liability company duly organized and validly existing under the laws of the State of Florida.  The Seller has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.  The Seller is duly qualified and in good standing to do business in the State of Florida.

(b)           Seller has full power to carry out the transactions provided for in this Agreement, and the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated herein have been duly and validly authorized by all necessary action on Seller's part, and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms subject to the effect of liquidation, rehabilitation, conservatorship, bankruptcy, insolvency, moratorium, reorganization, rearrangement, fraudulent transfer, receivership or similar laws or judicial decisions relating to or affecting the rights of creditors generally.

(c)           There is no agreement between Seller and any third party under which Seller or its successors in interest is or could become obligated to (i) sell the Property or any portion thereof to a third party, (ii) grant or dedicate any part of the Property, or (iii) grant any easement, water rights, rights-of-way, roads, licenses, ingress, egress or other use with respect to any part of the Property.

(d)           As of Closing, Seller will be the sole owner of the Interests and will be the registered and beneficial owner of the Interest free and clear of all liens of any nature whatsoever; and Seller will have the sole right to sell the Interests.

(e)           There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Seller is or may become obligated to issue, sell, purchase, return or redeem the Interests.

(f)           Seller will deliver to Purchaser true and complete copies of the articles of organization and operating agreement of the LLC Owner, as amended to date, prior to Closing.

(g)           To the best of Seller’s actual knowledge, the financial statements delivered to Purchaser have been prepared in accordance with accounting principals generally accepted for private companies in the United States of America, fairly present the financial condition, the results of operations and the cash flows for the periods covered thereby, and are in accordance with the books and records of the Seller.

(h)           To the best of Seller’s actual knowledge, except as provided in this Agreement and the Due Diligence Documents, there are no outstanding, defaulted or unsatisfied contracts, commitments, agreements or understandings which have been made to, with or for the benefit of any utility companies, school districts, water districts, improvement districts or other authorities which could reasonably be expected to impose any obligation, liability or condition on the owner of any Property to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Property.

(i)            To the best of Seller’s actual knowledge, except as provided in this Agreement and the Due Diligence Documents, there are no claims, governmental investigations, litigation or proceedings which are pending or threatened against the Property, the Seller, or,  the owner of any Property which could reasonably be expected to affect the continued use of the Property.  To the best of Seller’s actual knowledge, except as provided in this Agreement and the Due Diligence Documents, there are no presently pending or threatened proceedings to (a) condemn, take or demolish the Property or any part thereof, (b) declare the Property or any part of it a nuisance or (c) exercise the power of eminent domain or a similar power with respect to all or any part of the Property.  To the best of Seller’s actual knowledge, there are no presently pending or contemplated special assessments affecting any part of the Property.

(j)            The LLC Owner has no employees.

(k)           To the best of Seller’s actual knowledge, Seller is not in violation of any material law, ordinance, regulations, orders or other requirements from any governmental authorities concerning the Property; Seller has received no written notice of violation of any laws, ordinances, regulations, orders or other requirements from any governmental authorities concerning the Property.

(l)            Except as provided in this Agreement and the Due Diligence Documents, Seller has not been served with any suits, proceedings, or judgments affecting the Property, nor to the best of Seller’s actual knowledge are any of the same threatened, which could materially and adversely affect the Property.  Seller has not been served with any suits relating to the Leases and, to the best of Seller’s actual knowledge, there is no threatened or pending litigation with respect to any of the Leases.

(m)          Except as provided in this Agreement and the Due Diligence Documents, Seller has not used the Real Property for the generation, treatment, transportation, storage, or disposal of any hazardous or toxic substances or wastes, nor, to the best of Seller’s actual knowledge, have any hazardous or toxic substances or wastes (including without limitation asbestos containing materials) been placed, installed, dumped, deposited, or discharged on or about the Real Property or any improvements thereon in violation of any applicable laws or regulations, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 43 U.S.C. 9601 et.seq., any “Superlien” laws, any “Superfund” laws or similar federal or state laws, or any successor statutes thereto (the “Environmental Laws”), nor, to the best of Seller’s actual knowledge, has any remediation or clean-up of the Real Property occurred or been ordered pursuant to the Environmental Laws which could give rise to (a) liability on the part of the LLC Owner or Purchaser to reimburse any governmental authority for the cost of such remediation or clean-up, or (b) a lien or encumbrance on the Real Property, nor has Seller received any notices from any governmental authority with respect to any violations of the Environmental Laws or remediation or clean-up on the Real Property, nor is Seller aware of any such contemplated notices.

(n)           To the best of Seller's actual knowledge, except as will be shown on the Due Diligence Documents, there are no unrecorded leaseholds, easements, vendor rights, liens, encumbrances, restrictions or other agreements which may affect the title, possession, use or occupancy of the Property.

(o)           Between the Effective Date and the Closing Date:

(i)            Seller will not commit any default under any of the Leases or any of the Service Contracts;

(ii)           Seller will maintain fire and extended coverage casualty insurance in force with respect to the Property in an amount equal to the full replacement cost of the Property, with a deductible amount not exceeding Twenty-Five Thousand Dollars ($25,000.00).

References in this Agreement to matters known "To the best of Seller's actual knowledge" and words of similar import shall mean and refer to matters actually known to George Livingston without regard to any imputed knowledge, constructive knowledge or duty of inquiry. Seller represents that George Livingston is the agent of Seller most knowledgeable about the Property. The foregoing representations shall survive for a period of one (1) year from and after the Closing Date.

7.2.           Purchaser’s Representations and Warranties.  As a material inducement to Seller to execute this Agreement and consummate the transactions contemplated herein, Purchaser represents and warrants to Seller that:

(a)           Purchaser is a validly existing Delaware limited partnership, is in good standing in the State of Delaware.  Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the purchase contemplated herein.  This Agreement and all of the documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and constitute the valid and binding obligations of Purchaser.

(b)           To the best of Purchaser’s knowledge, there is no agreement to which Purchaser is a party or is binding on Purchaser, which is in conflict with this Agreement.  To the best of Purchaser’s knowledge, there is no action or proceeding pending or threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c)           Purchaser is not a party to any bankruptcy or similar proceeding, nor are there any other matters pending which would affect Purchaser’s ability to purchase the Interests as provided herein.

7.3.           Survival.  The representations and warranties set forth herein shall be true and correct as of the date hereof, and as of Closing. The representations of Seller regarding the operating and financial statements of the Property shall survive the Closing for a period of twelve (12) months.

ARTICLE 8

DAMAGE OR DESTRUCTION/CONDEMNATION

8.1.           Damage or Destruction.  In the event of any Material Damage (as defined herein) to or destruction of the Property or any portion thereof on or before the Closing Date or any extension thereof, Purchaser shall, at its option, by notice to Seller and Escrow Agent given within fifteen (15) days after Purchaser is notified of such damage or destruction (but in any event before the Closing) (a) elect to terminate this Agreement in which event the Earnest Money Deposit shall be immediately returned to Purchaser or (b) proceed to Closing under this Agreement.  If Purchaser elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to settle the loss under all policies of insurance applicable to the destruction or damage and receive all of the proceeds of insurance applicable thereto, and Seller shall, at Closing and thereafter, execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.  If the Property is not Materially Damaged, then neither party shall have the right to terminate this Agreement, but Seller shall at Seller’s option either (a) at Seller’s cost, repair the damage before Closing in a reasonable manner or (b) assign and deliver to Purchaser all insurance proceeds pertaining to such damage or destruction by executing and delivering to Purchaser at Closing and thereafter all required proofs of loss, assignments of claims and other similar items.  If Purchaser elects to take an assignment of all insurance claims as provided for herein, Purchaser shall receive at Closing a credit against the Purchase Price in an amount equal to any deductible(s) applicable thereto.  “Materially Damaged” means damage to the Property reasonably exceeding $50,000.00 in costs to repair.  Seller agrees to promptly notify Purchaser of any damage or destruction to any portion of the Property.

8.2.           Condemnation.  In the event of any threatened, contemplated, commenced or consummated proceedings in eminent domain (notice of which shall be given to Purchaser by Seller immediately) respecting the Property, any portion thereof, or access thereto, then Purchaser may, at its option, by notice to Seller and to Escrow Agent given within ten (10) days after Purchaser is notified of such actual or possible proceedings (but in any event before the Closing): (a) terminate this Agreement and the Earnest Money Deposit shall be immediately returned to Purchaser; or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation proceeds and awards applicable to the Property.

ARTICLE 9

REMEDIES

9.1.           Purchaser’s Remedies.  If Seller should fail to perform in accordance with the terms of this Agreement, Purchaser shall elect to: (a) terminate this Agreement in which event the Earnest Money Deposit shall promptly be refunded to Purchaser; or (b) seek specific performance of Seller’s obligations to convey the Interests in accordance with the terms of this Agreement.

9.2.           Seller’s Remedies.  If Purchaser should fail to consummate this transaction due to Purchaser’s default hereunder, then as its sole and exclusive remedy, Seller may terminate this Agreement and receive the Earnest Money Deposit as liquidated damages.  The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages, if accepted by Seller, represent the parties’ best estimate of such damages.

ARTICLE 10

MISCELLANEOUS

10.1.         Assignment.  Seller may not assign this Agreement without the prior written consent of Purchaser, and any such prohibited assignment shall be void.  Purchaser shall not assign this Agreement without the prior written consent of Seller and any such prohibited assignment shall be void; provided, however, Purchaser may assign this Agreement to an affiliate of Purchaser without the consent of the Seller. Purchaser agrees to provide Seller prompt notice of such affiliate assignment.

10.2.         Headings.  The article and section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3.         Invalidity.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall be deemed not to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision.

10.4.         Governing Law.  This Agreement and all other instruments executed or to be executed by the parties in accordance with the terms hereof shall, in all respects, be governed, construed, applied and enforced in accordance with the law of the State of  Florida.  Venue for any litigation arising out of this Agreement shall lie in the State of Florida circuit courts in and for Orange County, Florida, and Seller and Purchaser intentionally submit to the jurisdiction of such courts.  The parties hereto waive any right which either or both may have to receive a trial by jury with respect to any claims, controversies or disputes which arise out of this Agreement or the subject matter hereof.

10.5.         Survival.  The provisions of this Agreement that specifically contemplated performance after the Closing or any termination of this Agreement shall survive the Closing, or any such termination for the period of time set forth herein, or if no period of time is specified, indefinitely.

10.6.         No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree or otherwise.

10.7.         Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property.  This Agreement may be amended and supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.8.         Recording.  In no event shall this Agreement or any memorandum of this Agreement be recorded.  Any such recordation or attempted recordation shall constitute a breach of this Agreement by the party performing such recordation or attempted recordation.

10.9.         Other Acts.  Purchaser and Seller each hereby agree to perform such other acts, and to execute, acknowledge and/or deliver such other instruments, documents and materials as may be reasonably necessary to effect consummation of the transaction contemplated herein.

10.10.       Performance of Obligations.  No extension of time for performance of any obligations or acts shall be deemed an extension of time for performance of any other obligations or acts.  If any date for performance of any of the terms, conditions or provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

10.11.       Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or other electronic transmission, counterparts of the signature pages.

10.12.       Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Purchaser and Seller agree to perform, execute and/or deliver or cause to be delivered, executed and/or delivered, but without any obligation to incur any additional liability or expense, on or after the Closing any and all further acts, deeds and assurances as may be reasonably necessary to consummate the transactions contemplated hereby and/or to further perfect and deliver to Purchaser the conveyance, transfer and assignment of the Interests and all rights related thereto.

10.13.       Time.  Time is of the essence in the performance of each and every term, condition and covenant contained in this Agreement.

10.14.       Confidentiality.  Neither party hereto shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other party, which consent shall not be unreasonably withheld.  Notwithstanding the preceding sentence to the contrary, Seller and Purchaser may make such disclosure of this Agreement and the matters referred to herein to its, as applicable, partners, officers, directors, shareholders, members, agents, representatives, attorneys, accountants, contractors, lenders, creditors and others in the ordinary course of its business.  Prior to the Closing, Purchaser shall keep all Due Diligence Documents provided by Seller and the terms of this Agreement confidential and no such information shall be disclosed or used by Purchaser for any purpose other than evaluating the Property, making required regulatory disclosures, and consummating the transaction contemplated hereunder.  Purchaser shall only transmit such information as Purchaser believes is necessary for purposes of evaluating the Property and consummating this transaction and will endeavor to insure that the other party receiving such information will abide by the provisions of this Section 10.14.

10.15.       U.S. Currency Required.  All sums referred to herein shall be in currency of the United States of America.

10.16.       Attorneys’ Fees.  Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith.

10.17.       Use of Pronouns.  The use of the neuter singular pronoun to refer to Seller and Purchaser shall be deemed a proper reference, even though Seller and Purchaser may be an individual, partnership, trust, limited liability company, corporation, trust, trustee or group of two or more individuals.  The necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where there is more than one seller or purchaser and to either partnerships, limited liability companies, corporations, trusts, trustees or individuals (male or female) shall in all instances be assumed as though in each case fully expressed.

10.18.       Notices.  Any and all notices required or permitted hereunder shall be sent by certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service or by telecopy to the parties at the following address:

If to Seller:	REALVEST-MONROE COMMERCENTER, L.L.C.
c/o NAI Realvest
2200 Lucien Way, Suite 350
Maitland, Florida 32751
Attn: George D. Livingston
Telephone: (407) 875-9989
Facsimile: (407) 875-3137

With a copy to:	Elise K. Winters, P.A.
1006 Drew Street
Clearwater, Florida 33755
Attention: Elise K. Winters, Esq.
Telephone: (727) 442-3888
Facsimile: (727) 443-6944
Email: ewinters@elisekwinters.com

If to Purchaser:	CORNERSTONE REAL ESTATE FUNDS
1920 Main Street, Suite 400,
Irvine, California 92614
Attn: Robert C. Peterson
Telephone: (949) 263-4323
Facsimile: (949) 250-0592
Email: bpeterson@crefunds.com

With a copy to:	CARSON MESSINGER ELLIOTT
LAUGHLIN & RAGAN, P.L.L.C.
Attn: James A. Burns, Esq.
3300 North Central Ave., 19th Floor
Phoenix, AZ 85012
Telephone: (602) 264-2261
Facsimile: (602) 277-4507
Email: jburns@carsonlaw-az.com

With a copy to:	CORNERSTONE REAL ESTATE FUNDS
5172 Militia Hill Road, Plymouth Meeting, PA
Attn: John F. Hanlon
Telephone: (215) 247-1143
Facsimile: (215) 247-3825
Email: jhanlon@crefunds.com

If to Escrow Agent	LAND AMERICA TITLE COMPANY
or Title company:	Attn.: Lance Capel
1920 Main Street, Suite 1200
Irvine, CA 92614
Phone: (949) 930-9323
Facsimile: (949) 930-9393
E-mail: lcapel@landam.com

With a copy to:	LAND AMERICA TITLE COMPANY
Attn.: Kathleen Huntsman
1920 Main Street, Suite 1200
Irvine, CA 92614
Phone: (949) 930-9320
Facsimile: (949) 930-9393
E-mail: khuntsman@landam.com

Any such notices shall be deemed to have been sufficiently given or served upon any party hereto when either (a) deposited with a nationally recognized overnight courier for next day delivery, (b) sent by telefax during business hours of any business day, in which case notice shall be deemed given upon transmission of such notice, or (c) three (3) days after same is sent by certified or registered mail.  The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

10.19.       Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and any exhibits or amendments thereto.

10.20.       Calculation of Time Periods.  All time periods expressed as days will be computed in calendar days.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event for which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.  The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Eastern Standard/Daylight Savings Time.

10.21        Records.  Upon Buyer's request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, Leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures pertaining to the Property for the three (3) most recent full calendar years and the current calendar year (collectively, the "Records") available to Buyer for inspection, copying and audit by Buyer's designated accountants, and at Buyer's expense.  Seller shall provide Buyer, but without expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the Securities and Exchange Commission in connection with the purchase of the Property.

10.22        Audit Letter.  Seller agrees to execute and deliver to Buyers auditors an audit letter in the form attached hereto as Exhibit "E".

[The remainder of this page is intentionally left blank]

[Signatures to follow on next page]

[Signature page for Agreement of Purchase and Sale between Monroe CommerCenter, L.L.C., a Florida limited liability company, as Seller, and Cornerstone Operating Partnership, L.P., as Purchaser]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SELLER:

Realvest–Monroe CommerCenter, L.L.C., a Florida limited liability company
By: Realvest Development, LLC, a Florida limited liability company, as its Manager
By: Realvest Holdings, LLC, a Florida limited liability company, as its manager

By:	/s/ Authorized Signatory
Print Name:
Its:

Date:

PURCHASER:

Cornerstone Operating Partnership, L.P., a Delaware limited partnership
By: Cornerstone Core Properties REIT, Inc., a Maryland corporation, its general partner

By:	/s/ Authorized Signatory
Print Name:
Its:

Date:

CONSENT OF ESCROW AGENT

Land America Title Company has joined in the execution of this Agreement in order to acknowledge its agreement to hold and disburse the Earnest Money Deposit in accordance with the terms and provisions of this Agreement, subject to collection.

Dated as of the ____ day of __________________, 2007.

LAND AMERICA TITLE COMPANY

By:	/s/ Kathleen Huntsman
Kathleen Huntsman, Escrow Agent

Escrow No.:

EXHIBIT “A”

Legal Description of Real Property

Lot 46 (LESS the EAST 180 feet and LESS the South 15 feet thereof), FLORIDA LAND AND COLONIZATION COMPANY LIMITED, W. BEARDALL’S MAP OF ST. JOSEPH’S, according to the Plat thereof as recorded in Plat Book 1, Page 114, Public Records of Seminole County, Florida.

Containing 7.089 acres more or less.

Lot 47 (Less the West 174 feet and Less the North 133.6 feet of the East 86 feet of the West 260 feet thereof), FLORIDA LAND AND COLONIZATION COMPANY LIMITED, W. BEARDALL’S MAP OF ST. JOSEPH’S, according to the Plat thereof as recorded in Plat Book 1, Page 114, Public Records of Seminole County, Florida.

Containing 6.927 acres more or less.

EXHIBIT “B”

Rent Roll

EXHIBIT “C”

Tangible Personal Property

There is no Tangible Personal Property.

EXHIBIT “D”

FORM OF ESTOPPEL

ESTOPPEL CERTIFICATE

To:	Cornerstone Operating Partnership, L.P., a Delaware limited partnership, its successor and assigns

(Lease to be Attached)

ESTOPPEL CERTIFICATE

The undersigned, ______________________________________ ("Tenant"), hereby certifies that:

1.           Tenant is party to that certain lease agreement ("Lease"), dated as of the ____________ day of ________________, 20___, by and between the undersigned, as tenant ("Tenant"), and Realvest-Monroe CommerCenter, L.L.C. as landlord ("Landlord"), covering certain space ("Premises") in the building located at _____________________ ("Building").  The net rentable square footage of the Premises is ________________________.

2.           The Lease is valid and in full force and effect on the date hereof.  The term of the Lease commenced on ____________, 20___, and the termination date of the present term of the Lease, excluding renewals, is __________________, 20___.

3.           There are no other agreements between Landlord and Tenant with respect to the Premises.

4.           There are no uncured defaults on the part of Tenant or on the part of Landlord under the Lease, and, to Tenant's actual knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default under the Lease.

5.           Fixed or base rent payable by Tenant presently is $______________ per month and no such rent has been paid more than 30 days in advance of its due date.  Tenant's security deposit is $_______________.

6.           Additional rent (including Tenant's share of tax increases and cost of living increases) payable by Tenant presently is $______________ per month and no such rent has been paid more than 30 days in advance of its due date.

7.           Tenant claims no present charge, lien or claim of offset under the Lease or otherwise, against rents or other charges due or to become due thereunder.

8.           Tenant has accepted possession of the Premises and any improvements required by the terms of the Lease to be made by the lessor thereunder have been completed to the satisfaction of Tenant.

9.           The address for notices to be sent to Tenant is as set forth in the Lease.

10.         This Estoppel Certificate may be relied upon by any prospective purchaser or encumbrance of the Building.

11.         Except as set forth in the Lease, Tenant has no right of first refusal, option or other right to purchase the Premises or the Building, nor does Tenant have any right to unilaterally cancel the Lease.  Except as set forth in the Lease, Tenant has no renewal options or expansion options.

12.         In connection with its use and occupancy of the Leased Premises, Tenant is not engaged in the production, treatment, release or storage of hazardous or toxic substances, which pose a substantial risk of imminent damage to public health or safety or to the environment except as may be permitted in the Lease.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Estoppel Certificate on the ___________ day of ______________, 20___.

(Tenant)
By:
Title:

EXHIBIT “E”

Audit Letter

[MONTH DAY], 2007

Terry G. Roussel, CEO
Sharon C. Kaiser, CFO
Cornerstone Core Properties REIT, Inc.
1920 Main Street, Suite 400
Irvine, CA  92614

We are providing this letter in connection with the audit, being undertaken by Deloitte & Touche, LLP (“Deloitte”) at the request of Cornerstone Operating Partnership, L.P. (“Cornerstone”), of the statement of revenues and certain expenses (Historical Summary) for the commercial property referred to as the Monroe CommerCenter (the “Property”), for the year ended December 31, 2006, for the purpose of Deloitte expressing an opinion as to whether the statement and other information made available to you presents fairly, in all material respects, the revenue and certain expenses (Historical Summary) in conformity with the modified cash  basis of accounting.  We are also providing this letter in connection with your review of the revenue and certain expenses (Historical Summary) for the property for the period from January 1, 2007 through November 30, 2007 for the Property for the purpose of determining whether any material modifications should be made to the interim financial statement for it to be in conformity with the modified cash basis of accounting. Cornerstone, as the contract purchaser of all of the membership interests (the “Interests”) in Monroe CommerCenter, L.L.C., a Florida limited liability company (the “Company”) from the undersigned pursuant to an Agreement to Sell and Purchase, has requested that the undersigned provide this letter to you.  Cornerstone acquired the Interests from the undersigned on January __, 2008 (the “Closing”).  We confirm that we are responsible for the following:

a.
The fair presentation of the statement of revenues and certain expenses (Historical Summary) referred to above in conformity with accounting principles generally accepted in the United States of America

b.	The design and implementation of programs and controls to prevent and detect fraud.

c.	Establishing and maintaining effective internal control over financial reporting.

Certain representations in this letter are described as being limited to matters that are material.  Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audits.

1.	The Historical Summary referred to above is fairly presented in conformity with accounting principles generally accepted in the United States of America.

2.	We have made available to you all financial records and related data to which we have or can reasonably obtain access to.

3.	There have been no communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.

4.
We have no knowledge of any fraud or suspected fraud affecting the Company or the Property involving (a) management, (b) employees who have significant roles in the Company’s internal control over financial reporting, or (c) others if the fraud could have a material effect on the Historical Summary.

5.	We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

6.	There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion.

7.
We have disclosed to you any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal year  that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

8.	There are no transactions that have not been properly recorded in the accounting records underlying the Historical Summary.

9.	Related party transactions have been appropriately identified, properly recorded, and disclosed in the financial statements.

10.	There are no:

a.	Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the Historical Summary or as a basis for recording a loss contingency.

b.	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed.

11.	The Company has complied with all aspects of contractual agreements that may have an effect on the Historical Summary in the event of noncompliance.

12.	No events have occurred subsequent to December 31, 2006 that require consideration as adjustments to or disclosures in the financial statements, other than as disclosed.

13.	We believe that all expenditures that have been deferred to future periods are recoverable.

14.	Based on available information, management has assessed its environmental liabilities and has determined no reserve is required.

15.
We do not have (a) asserted and unsettled income tax contingencies, or (b) unasserted income tax contingencies caused by uncertain tax positions taken in our income tax returns filed with the Internal Revenue Services and state tax authorities that are probable of assertion by such tax authorizes. Furthermore, we have not received either written or oral tax opinions that are contrary to our assessment.

Realvest-Monroe CommerCenter, L.L.C., a Florida limited liability company
By: Realvest Development, LLC, a Florida limited liability company, as its Manager
By: Realvest Holdings, LLC, a Florida limited liability company, as its manager

By:
Printed Name:
Its:
Date: